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                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


               [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]

          (A joint stock limited company incorporated in the People's
                    Republic of China with limited liability)
                                (Stock code: 670)


                    PURCHASE OF SIX BOEING 737-700 AIRCRAFT
                            DISCLOSEABLE TRANSACTION

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On 23rd December, 2004, the Company entered into the Aircraft Purchase Agreement with Boeing Company, pursuant to which the Company has agreed to purchase six Boeing 737-700 aircraft from Boeing Company. The Aircraft Purchase Agreement constitutes a discloseable transaction of the Company under the Listing Rules as applied by the Stock Exchange.
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AIRCRAFT PURCHASE AGREEMENT

On 23rd December, 2004, the Company entered into the Aircraft Purchase Agreement with Boeing Company, pursuant to which the Company has agreed to purchase six Boeing 737-700 aircraft from Boeing Company in accordance with the terms and conditions thereof.

To the best of the Directors' knowledge, information and belief having made all reasonable enquiry, Boeing Company and its ultimate beneficial owner(s) are third parties independent of the Company and connected persons (as defined in the Listing Rules) of the Company, and are not connected persons of the Company.


Aircraft to be acquired:    Six Boeing 737-700 aircraft (with engines)

                            Based on the information provided by Boeing
                            Company, the total asset value of such six Boeing 737-700 aircraft, as determined by reference to the market price of the aircraft, amounts in aggregate to approximately RMB2 billion (approximately HK$1.9 billion). The Company has not conducted any independent valuation on such aircraft.

Consideration and           The aggregate consideration for the six Boeing
payment terms:              737-700 aircraft to be purchased by the Company
                            under the Aircraft Purchase Agreement, which was determined as a matter of commercial decision after arm's length negotiations, is approximately RMB2 billion (approximately HK$1.9 billion). The consideration is payable by cash in United States dollars in instalments, and is being funded by way of financing arrangements with financial institutions.

Delivery:                   The aircraft are expected to be delivered to the
                            Company in stages from January to August 2006.


GENERAL

The Company and             The Company is principally engaged in the business
Boeing Company:             of civil aviation.

                            Boeing Company, to the Directors' knowledge, is a company based in Chicago and is a leading aerospace company in the world.

Reasons for entering        The six brand-new Boeing 737-700 aircraft that the
into the transaction        Company intends to acquire from Boeing Company
and benefits                will be introduced to the Company's fleet,
expected to accrue          principally to cater for the increasing market
to the Company:             demand in the foreseeable future. These aircraft are
                            expected to replace certain existing aircraft of the Company, which, as is anticipated, will be able to provide more comfortable and high quality services to its passengers, enhancing its operating capability and strengthening its safety administration in the aviation industry, both domestic and international alike.

                            The Directors believe that the terms of the Aircraft Purchase Agreement and all transactions contemplated thereunder are fair and reasonable and in the interests of the Company's shareholders as a whole.

Discloseable transaction:   The Aircraft Purchase Agreement constitutes a
                            discloseable transaction of the Company under the Listing Rules as applied by the Stock Exchange.


DEFINITIONS

In this announcement, unless the context otherwise requires, the following terms shall have the following meanings:

"AIRCRAFT PURCHASE        means an agreement dated 23rd December, 2004 between
 AGREEMENT"               the Company and Boeing Company in respect of the
                          purchase by the Company of six Boeing 737-700 aircraft from Boeing Company;

"BOEING COMPANY"          means Boeing Company;

"COMPANY"                 means  [Chinese Characters] (China Eastern
                          Airlines Corporation Limited), a joint stock limited company incorporated in the People's Republic of China with limited liability, whose H shares, A shares and American depositary shares are listed on the Stock
                          Exchange, the Shanghai Stock Exchange and the New
                          York Stock Exchange, Inc., respectively;

"DIRECTORS"               means the directors of the Company;

"HK$"                     means Hong Kong dollar, the lawful currency of Hong
                          Kong;

"HONG KONG"               means the Hong Kong Special Administrative Region of
                          the People's Republic of China;

"LISTING RULES"           means the Rules Governing the Listing of Securities on
                          The Stock Exchange of Hong Kong Limited;

"RMB"                     means Renminbi, the lawful currency of the People's
                          Republic of China;

"STOCK EXCHANGE"          means The Stock Exchange of Hong Kong Limited.



                               By order of the board of the Directors
                                       CHINA EASTERN AIRLINES
                                         CORPORATION LIMITED
                                             Luo Zhuping
                                   Director and Company Secretary


The Directors as at the date of this announcement are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)


Shanghai, the People's Republic of China
23rd December, 2004